Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of August 14, 2017

between

JANSSEN PHARMACEUTICALS, INC.

and

CERECOR INC.

ii

Schedules

Schedule 1.1(a)	Compound
Schedule 1.2	Disclosures
Schedule 2.1(b)(i)	Seller Wire Information
Schedule 2.2(a)(i)	Assumed Contracts
Schedule 2.2(a)(iii)	Seller Intellectual Property
Schedule 2.2(a)(iv)	Books and Records
Schedule 2.2(a)(v)	Compound Inventory
Schedule 2.2(a)(vi)	Permits
Schedule 2.2(b)(vii)	Certain Excluded Assets
Schedule 2.8(a)	Purchase Price Allocation
Schedule 3.2(b)	Consents
Schedule 3.3	Absence of Certain Changes or Events
Schedule 3.4(a)	Liens
Schedule 3.5(f)	Intellectual Property Licenses
Schedule 3.10(a)	Regulatory Authorizations
Schedule 3.10(b)	Regulatory Matters
Schedule 3.16	Related Party Transactions

Exhibits

Exhibit 1.1	Form of Lilly Consent
Exhibit 2.4(b)(iii)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.4(b)(iv)	Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of August 14, 2017 is entered into between Janssen Pharmaceuticals, Inc., a Pennsylvania corporation (“Buyer”), and Cerecor Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.  Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, Seller desires to sell all of Seller’s right, title and interest in, to and under the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase from Seller all of Seller’s right, title and interest in, to and under the Purchased Assets and to assume the Assumed Liabilities, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Closing shall occur simultaneously with entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.                                 Definitions.  For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Accounts Payable” means all trade accounts payable, regardless of when asserted, billed or imposed, of Seller or its Affiliates.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidance documents and requirements promulgated thereunder, as may be in effect from time to time.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation.

“Acquisition” has the meaning set forth in Section 2.1(a).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Apportioned Obligations” has the meaning set forth in Section 5.2(b).

“Assumed Contracts” has the meaning set forth in Section 2.2(a)(i).

“Assumed Liabilities” means the Liabilities under the Assumed Contracts accruing with respect to the period commencing after the Closing (but, for the avoidance of doubt, excluding any Liability to the extent arising from or relating to the performance or non-performance thereof on or prior to the Closing).

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 2.4(b)(iii).

“Books and Records” means all books, records, files and documents related to the Compound, any other Purchased Assets or the Compound Program (including sales, pricing, promotional, research and development, data (including Data), customer and supplier lists, marketing studies, consultant reports, physician databases and correspondence (excluding invoices), complaint files and adverse drug experience files, correspondence with Governmental Authorities and, to the extent not originals, true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Intellectual Property Rights, including written Third Party correspondence, records and documents related to research and pre-clinical and clinical testing and studies for the Compound conducted by or on behalf of Seller or pursuant to the Compound Program, including laboratory and engineering notebooks, procedures, tests, dosage, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all vigilance and other safety records) in all forms, including electronic, in which they are stored or maintained, and all data and information included or referenced therein, in each case that are licensed, owned or controlled by or otherwise in the possession of Seller.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York City are permitted or required by applicable Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Indemnified Party” has the meaning set forth in Section 6.1(a).

“Cap” has the meaning set forth in Section 6.3(b).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Product” has the meaning set forth in Section 5.1(b).

“Compound” means the compounds set forth in Schedule 1.1(a), consisting of a Kappa Opioid Receptor Antagonist designated as LY2456302 (also designated as CERC-501),

including any salts, esters, metabolites, prodrugs, acid forms, base forms, stereoisomers, racemates, tautomers, polymorphs, solvates, hydrates and crystalline forms thereof.

“Compound Inventory” means all inventories of the Compound, including all drug substances, drug product, clinical lots, reference standards, reserve samples, patient samples, patient images and scans, vials, reagents, vectors, DNA constructs, inventories of active pharmaceutical ingredients, intermediates, raw materials, components, consumables, work-in-process, finished goods, supplies, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples and obsolete and non-salable inventory.

“Compound Program” means the program of research and development on or prior to the Closing Date with respect to the Compound or the Exploitation of the Compound.

“Confidential Information” has the meaning set forth in Section 5.1(a)(ii).

“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated April 3, 2017, between Seller and Janssen Research & Development, LLC, an Affiliate of Buyer, as amended May 10, 2017.

“Contemplated Transactions” means the transactions contemplated by this Agreement and any Related Document.

“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written.

“Control” including its various tenses and derivatives (such as “controlled” and “controlling”) means (a) when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise, (b) when used with respect to any security, the possession, directly or indirectly, of the power to vote, or to direct the voting of, such security or the power to dispose of, or to direct the disposition of, such security and (c) when used with respect to any Intellectual Property Rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights or to compel another to do so.

“Data” means all databases and data, including all compilations thereof, and all rights therein, Controlled by Seller that (i) were collected, compiled, generated or used in connection with the Compound Program on or prior to the Closing Date, or (ii) otherwise are related to the Compound or the Compound Program.

“Data Room” has the meaning set forth in Section 1.2.

“Disclosure Letter” means the disclosure letter delivered to Buyer by Seller simultaneously with the execution of this Agreement; all references to Schedules shall refer to Schedules to the Disclosure Letter.

“Dollars” or “$” means United States dollars.

“Escrow Agent” has the meaning set forth in Section 2.7(a).

“Escrow Agreement” has the meaning set forth in Section 2.4(b)(iv).

“Escrow Amount” has the meaning set forth in Section 2.1(b)(i).

“Escrow Consideration” has the meaning set forth in Section 2.7(a).

“Escrow Fund” has the meaning set forth in Section 2.7(a).

“Escrow Termination Date” has the meaning set forth in Section 2.7(b).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Contracts” means all Contracts set forth on Schedule 2.2(b)(vii), including all rights and obligations thereunder.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of.  “Exploitation” means the act of Exploiting a compound, product or process.

“FCPA” has the meaning set forth in Section 3.17(a).

“FDA” has the meaning set forth in Section 3.10(b).

“GAAP” means the United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any Federal, state, local or foreign government, any court, tribunal, administrative, regulatory or other governmental agency, department, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indemnity Threshold” has the meaning set forth in Section 6.3(a)(i).

“Intellectual Property Rights” means any (a) patents, patent applications (including in each case any continuation, continuation-in-part, division, renewal, patent term extension (including any supplemental protection certificate), reexamination or reissue thereof) (collectively, “Patents”); (b) registered and unregistered trademarks, trade dress, trade names, logos, design rights, service marks, together with the goodwill pertaining to the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”); (c) registered and unregistered copyrights, works of authorship, copyrightable works (published or unpublished) and all applications, registrations and renewals therefor (collectively, “Copyrights”); (d) domain names; (e) software, computer programs and applications (whether in source code, object code or other form) algorithms, databases, documentation and technology supporting the foregoing (excluding off the shelf software) (collectively, “Software”); and (f) trade secrets (“Trade Secrets”), know-how (including all ideas, concepts, research and development, composition information and embodiments, manufacturing and production processes, techniques and information, specifications, technical and business data, Data, designs, drawings, suppliers lists, pricing and cost information, and data and know-how embodied in business and marketing plans and proposals), other proprietary information and other proprietary intellectual property rights, and all copies and tangible embodiments of the foregoing in whatever form or medium.

“Kappa Opioid Receptor Antagonist” means an opioid receptor antagonist or inverse agonist that targets kappa opioid receptors.

“Labeling” shall be as defined in Section 201(m) of the Act (21 U.S.C. § 321(m)) and other comparable foreign Law relating to the subject matter thereof, including a Product’s label, packaging and instructions for use accompanying a Product, and any other written, printed, or graphic materials accompanying a Product, including patient instructions or patient indication guides.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, guidance document, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Liabilities” means liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, due or to become due, or otherwise.

“License Agreement” means that certain Exclusive Patent and Know-How License Agreement, by and between Eli Lilly and Company and Seller, dated February 18, 2015, as may be amended from time to time.

“Lien” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, assessment, lease, claim, levy, license, defect in title, charge, or any other Third Party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Lilly Consent” means the consent to assign the License Agreement required to be obtained by Seller pursuant to Section 14.01 of the License Agreement in the form of Exhibit 1.1.

“Losses” has the meaning set forth in Section 6.1(a).

“Marketing Authorization” means the receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Product in the United States (including all applicable approvals or determinations by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical product even if not legally required to sell the Product in the United States).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the assets, liabilities or condition of the Purchased Assets, taken as a whole, or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay Seller’s ability to consummate the Contemplated Transactions; provided that, for purposes of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (i) any change, effect, event, occurrence, state of facts or development relating to the economy in general in the United States or in any other jurisdiction in which the Seller has operations or conducts business, so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole, (ii) any change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the pharmaceutical industry (other than as may arise or result from regulatory action by a Regulatory Authority), so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole, (iii) the public announcement of this Agreement and the Contemplated Transactions, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets and so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole), (v) any effect that results from any action taken at the express prior written request of Buyer or with Buyer’s prior written consent, or (vi) changes in Law or GAAP or any interpretation thereof (so long as the effects do not disproportionately and adversely impact the Purchased Assets, taken as a whole and it being understood that this clause (vi) shall not apply with respect to any representation or warranty contained in this Agreement the purpose of which is to address compliance with Law or GAAP or any interpretation thereof).

“Milestone Payment” has the meaning set forth in Section 2.5(a).

“NDA” means a New Drug Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with the relevant Regulatory Authority to obtain Marketing Authorization for a pharmaceutical or diagnostic product in the United States.

“Non-Assignable Right” has the meaning set forth in Section 2.6.

“Order” means any writ, judgment, decree, injunction or similar order, including consent orders, of any Governmental Authority (in each such case whether preliminary or final).

“Outstanding Claim Reserve” has the meaning set forth in Section 2.7(c).

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permits” means all approvals, authorizations, certificates, filings, franchises, licenses, notices, clearances and permits of or with all Governmental Authorities, necessary for or related to the Purchased Assets, including all applications for any of the foregoing, together with any renewals, extensions or modifications thereof and additions thereto.

“Permitted Liens” means, collectively, (i) statutory liens for taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which appropriate reserves have been created; and (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by Seller of any Contract or applicable Law.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Authority.

“Post-Closing Tax Period” has the meaning set forth in Section 5.2(b).

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date, and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Product” means any pharmaceutical product containing the Compound, including all dosage forms, presentations, formulations and line extensions thereof, including a pharmaceutical product which is comprised of the Compound and other pharmaceutically active compound(s) and/or ingredients, any prototypes thereof and any variations thereof.

“Public Official” has the meaning set forth in Section 3.17(c).

“Purchase Price” means an amount equal to $25,000,000.

“Purchase Price Allocation” has the meaning set forth in Section 2.8(a).

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Regulatory Authority” means any applicable Governmental Authority with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of a Product in any jurisdiction, or that is concerned with the research, development, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products.

“Regulatory Authorizations” means (a) all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations that Seller owns, holds or possesses, including those prepared for submission to or issued by any Regulatory Authority or research ethics committee (including pre-market notification clearances, pre-market approvals, investigational device exemptions, non-clinical and clinical study authorizations, product re-certifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, Labeling approvals, registration notifications or their foreign equivalent), that are required for or relate to the Purchased Assets or the Exploitation of the Purchased Assets, including those set forth on Schedule 3.10(a); and (b) all applications, supporting files, writings, data, studies and reports, and all correspondence to, with, or from the FDA or any other Regulatory Authority or research ethics committee, relating to any license, permit, certificate, clearance, exemption, approval, consent or other authorization described in clause (a).

“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement or the transactions contemplated hereby.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, counsel, consultants, accountants, financial advisors, lenders and other agents and representatives (in each case, acting in such Person’s capacity as such).

“Restricted Period” has the meaning set forth in Section 5.1(b).

“Seller” has the meaning set forth in the preamble hereof.

“Seller Indemnified Party” has the meaning set forth in Section 6.2(a).

“Seller Intellectual Property” means all Patents, Trademarks, Copyrights, Software, Trade Secrets and other Intellectual Property Rights, in each case Controlled by Seller and that are (i) in respect of the Compound or related to the Purchased Assets or the potential Exploitation thereof or (ii) were acquired, conceived, reduced to practice or otherwise made or used in connection with the Compound Program or otherwise incorporated in the Compound and, in each case, the right to recover for past infringement of any of the foregoing.

“Seller’s Bylaws” has the meaning set forth in Section 3.1.

“Seller’s Charter” has the meaning set forth in Section 3.1.

“Seller’s Knowledge” (and similar phrases) means, with respect to any matter in question, the actual knowledge of Seller’s following officers:  Dr. Uli Hacksell, Dr. Ronald Marcus and John Kaiser, after making due inquiry of their direct reports.

“Social Security Act” has the meaning set forth in Section 3.10(e).

“Specified Representations” has the meaning set forth in Section 6.3(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” or “Taxes” means (whether disputed or not) all (a) Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, in each case in the nature of a tax, including any interest, penalties and additions with respect thereto, (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (c) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” means all returns (including amended returns), requests for extensions of time, claims for refund, declarations of estimated Tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Third Party” means any Person other than: (a) Seller or Buyer or (b) any Affiliates of Seller or Buyer.

“Third Party Claim” has the meaning set forth in Section 6.4(a).

“Transfer Taxes” has the meaning set forth in Section 5.2(a).

Section 1.2.                                 Interpretation.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a Schedule, such reference shall be to a Schedule of the Disclosure Letter. The table of contents and headings contained in this Agreement, any Related Document or in any Exhibit or Schedule to the Disclosure Letter hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, such Related Document or such Exhibit or Schedule to the Disclosure Letter.  Whenever the words “include”, “includes” or “including” are used in this Agreement or any Related Document, they shall be deemed to be followed by the words “without limitation”.  The word “or,” when used in this Agreement, has the inclusive meaning represented by the phrase “and/or.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to the “date hereof” refer to the date of this Agreement.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  For purposes of this Agreement and the Related Documents, the phrases “delivered or made available to Buyer prior to the date hereof”, “delivered or made available to Buyer in the data room prior to the date hereof”, “has made available to Buyer prior to the date hereof” or “has made available to Buyer in the data room prior to the date hereof” and similar expressions in respect of any document or information will be construed for all purposes of this Agreement and the Related Documents as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data rooms hosted by Box or Firmex Inc. (together, the “Data Room”) in each case (i) no later than three Business Days prior to the date hereof or (ii) listed on Schedule 1.2.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all amendments, modifications and attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

ARTICLE II

PURCHASE AND SALE

Section 2.1.                                 Purchase and Sale of Purchased Assets; Purchase Price.

(a)                                 Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), free and clear of all Liens, other than Permitted Liens, and Buyer (or its designated Affiliate) shall purchase, take delivery of and acquire from Seller all of Seller’s right, title and interest in, to and under all of the Purchased Assets.  The purchase and sale of the Purchased Assets hereunder is referred to herein as the “Acquisition”.

(b)                                 In consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other covenants and obligations hereunder, at the Closing, upon the terms and subject to the conditions hereof:

(i)                                                   Buyer shall make the following payments:  (1) to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow

Agent in writing as set forth in the Escrow Agreement, $3,750,000 (the “Escrow Amount”), and (2) to Seller, by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i), the Purchase Price minus the Escrow Amount;

(ii)                                                if and when payable pursuant to Section 2.5, Buyer shall make the Milestone Payment to Seller in accordance with Section 2.5; and

(iii)                                             Buyer shall assume the Assumed Liabilities.

Section 2.2.              Purchased Assets; Excluded Assets.

(a)              The term “Purchased Assets” means all of Seller’s right, title and interest in, to and under the following properties and assets (tangible or intangible), other than the Excluded Assets:

(i)                                                   the Contracts set forth on Schedule 2.2(a)(i)(collectively, the “Assumed Contracts”), including all rights thereunder;

(ii)                                                all Regulatory Authorizations, including as set forth on Schedule 3.10(a);

(iii)                                             all Seller Intellectual Property, including the registrations and applications set forth on Schedule 2.2(a)(iii);

(iv)                                            all Books and Records, including those set forth on Schedule 2.2(a)(iv);

(v)                                               all Compound Inventory, including as set forth on Schedule 2.2(a)(v), to be delivered to Buyer as set forth on such Schedule;

(vi)                                            all Permits, including as set forth on Schedule 2.2(a)(vi); and

(vii)                                         all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, and rights of indemnification or setoff against Third Parties and other claims arising out of or relating to the Purchased Assets or the Assumed Liabilities and all other intangible property rights that relate to the Purchased Assets or the Assumed Liabilities.

(b)              Buyer acknowledges that the Purchased Assets shall consist only of those assets described in Section 2.2(a) and all other assets of Seller and its Affiliates are excluded (collectively, the “Excluded Assets”).  The Excluded Assets shall include:

(i)                                                   all cash and cash equivalents of Seller;

(ii)                                                all Contracts other than the Assumed Contracts (it being understood that, for the avoidance of doubt, all Excluded Contracts are Excluded Assets);

(iii)                                             all statements of work, proposals or other similar documents executed pursuant to any Contract (including the Assumed Contracts) that are not related to the Compound or the Purchased Assets;

(iv)                                            all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability, except for any rights, claims or credits related to or arising out of the License Agreement on or prior to the Closing;

(v)                                               all land, buildings, improvements and fixtures thereon owned or leased by Seller;

(vi)                                            except to the extent included in the Purchased Assets, all other properties, assets, goodwill and rights of Seller of whatever kind and nature, real, personal or mixed, tangible or intangible; and

(vii)                                         the assets set forth on Schedule 2.2(b)(vii).

Section 2.3.                       Assumed Liabilities; Excluded Liabilities.

(a)                       Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, deliver, transfer and assign to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall assume from Seller the Assumed Liabilities.

(b)                       Notwithstanding anything in this Agreement or the Related Documents to the contrary, other than the Assumed Liabilities, Buyer shall not be the successor to Seller or any of its Affiliates, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any Liability whatsoever of Seller or any of its Affiliates, to the extent arising out of or otherwise relating in any way to the Purchased Assets. All such Liabilities are referred to herein as the “Excluded Liabilities”.  Seller shall pay, perform and discharge when due all of the Excluded Liabilities. Without limitation of the foregoing, the Excluded Liabilities shall include the following Liabilities:

(i)                                                   any Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)                                                any Liabilities to the extent relating to or arising out of Accounts Payable (other than the Assumed Liabilities);

(iii)                                             any Liabilities of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes; provided, that the Transfer Taxes and the Apportioned Obligations shall be paid in the manner set forth in Section 5.2;

(iv)                                            any Liabilities to present or former members or shareholders of Seller or any of its Affiliates (in their capacity as such);

(v)                                               any Liabilities of Seller or any of its Affiliates under this Agreement, the Related Documents or in connection with the Contemplated Transactions;

(vi)                                            all Liabilities under any Contract, including the Excluded Contracts (other than the Assumed Liabilities);

(vii)                                         any Liabilities (including all Actions relating to such Liabilities) of Seller or any of its Affiliates to any Person and claims from any Person to the extent relating to or arising out of circumstances existing on or prior to the Closing, including those to the extent relating to or arising out of any product liability, patent infringement, breach of warranty or similar claim for injury to person or property that resulted from the use, operation, ownership or misuse of the Purchased Assets or the operation of the business of Seller or any of its Affiliates, to the extent such conduct occurred on or prior to the Closing;

(viii)                                      any Liabilities (including all Actions relating to such Liabilities) to the extent relating to or arising out of the Intellectual Property Rights of any Person on or prior to the Closing, including any Liability for any loss or infringement, misappropriation, other violation thereof or for violation of privacy, personal information or data protection rights; and

(ix)                                            any other Liabilities arising out of the Purchased Assets or the operation of the business of Seller or any of its Affiliates on or prior to the Closing, whether or not any such Liabilities are claimed prior to or after the Closing (other than the Assumed Liabilities).

Section 2.4.                                 Closing; Closing Deliverables.

(a)                                 Closing.  The closing of the Acquisition (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement, remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in this Section 2.4.  The date on which the Closing occurs is referred to herein as the “Closing Date” and, for all purposes of this Agreement, the Closing shall be deemed effective as of open of business on the Closing Date.

(b)                                 Seller Closing Deliverables.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                                a certificate, dated as of the Closing Date, duly executed by the chief financial officer of Seller, certifying that:

(A)                               all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller;

(B)                               (1) Seller’s Charter and Seller’s Bylaws, attached to the certificate, are true and complete; (2) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (3) below and no amendment, rescission or modification to such organizational documents has occurred since the date thereof; and (3) the resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted at a duly convened meeting of such board and remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

(C)                               Seller’s officer executing this Agreement, and each of the other documents necessary for consummation of the Contemplated Transactions, is an incumbent officer, and the specimen signature on such certificate is a genuine signature;

(ii)                                  the Lilly Consent, duly executed by Seller and Eli Lilly and Company;

(iii)                               the Bill of Sale, Assignment and Assumption Agreement, in the form of Exhibit 2.4(b)(iii) (the “Bill of Sale, Assignment and Assumption”), duly executed by Seller;

(iv)                              the Escrow Agreement among Seller, Buyer and the Escrow Agent, in the form of Exhibit 2.4(b)(iv) (the “Escrow Agreement”), duly executed by Seller and the Escrow Agent;

(v)                            an opinion of Richards, Layton & Finger, P.A., in form and substance reasonably acceptable to Buyer, to the effect that the Acquisition does not constitute a sale of “all or substantially all assets” of Seller under Section 271 of the Delaware General Corporation Law;

(vi)                         a certificate of Seller, in compliance with Section 1.1445-2(b)(2) of the regulations under the Code (relating to FIRPTA), listing Seller’s name, address and U.S. employer identification number and stating that Seller is not a foreign person; and

(vii)                      a duly completed and accurate Internal Revenue Service Form W-9.

(c)                                  Buyer Closing Deliverables.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)                                     the payments required pursuant to Section 2.1(b)(i);

(ii)                             a certificate, dated as of the Closing Date, duly executed by an authorized signatory of Buyer, certifying that all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized signatory of Buyer;

(iii)                               the Lilly Consent, duly executed by Buyer;

(iv)                              the Bill of Sale, Assignment and Assumption, duly executed by Buyer; and

(v)                                 the Escrow Agreement, duly executed by Buyer.

Section 2.5.                                 Milestone Payment.

(a)                                 Subject to the terms and conditions of this Agreement and in further consideration of the sale, conveyance, delivery, transfer and assignment of the Purchased Assets to Buyer and Seller’s other convents and obligations hereunder, Buyer shall make a one-time, non-refundable, non-creditable milestone payment of $20,000,000 to Seller upon the filing and acceptance of an NDA for, or other equivalent application to sell, a Product in the United States (the “Milestone Payment”).

(b)                                 Buyer shall notify Seller in writing within 10 Business Days after the achievement of the milestone described in Section 2.5(a) above by Buyer or any of its Affiliates, and Buyer shall pay Seller the Milestone Payment on the date the first milestone payment described under “Milestone Event” in Section 7.02(a) of the License Agreement is due, and in any event not later than 60 days after such notification to Seller. Payment of the Milestone Payment to Seller shall be made by wire transfer of immediately available funds to the account set forth on Schedule 2.1(b)(i) or otherwise specified in writing by Seller.

(c)                                  Notwithstanding anything to the contrary set forth in this Section 2.5, it is the intention of the Parties that the Exploitation of the Compound shall be exercised by Buyer and its Affiliates in accordance with their own business judgment and in their sole and absolute discretion.  Accordingly, the following shall apply (and Seller hereby acknowledges, understands and agrees as follows):

(i)                  Buyer and its Affiliates shall have complete control and sole discretion with respect to decisions concerning the Exploitation of the Compound and such control and discretion by Buyer and its Affiliates could result in Seller receiving no Milestone Payment whatsoever;

(ii)               neither Buyer nor any of its Affiliates has any duty to Exploit the Compound, to exert any level of efforts in Exploiting the Compound or to achieve the milestone described in Section 2.5(a) above;

(iii)            whether or not Buyer or any of its Affiliates Exploit the Compound, neither Buyer nor any of its Affiliates is prohibited from Exploiting any other compounds or products that may compete with the Compound, or prioritizing other compounds or products over the Compound;

(iv)           personnel of Buyer and its Affiliates are only required to take actions in connection with the Exploitation of the Compound that such personnel believe to be in the best interests of Buyer and its Affiliates and they are not required to take into account the interests of Seller at all; and

(v)              Seller shall not challenge in any subsequent Action any decision regarding the Exploitation of the Compound made by any director, officer, employee or agent of Buyer or any of its Affiliates in what such individual subjectively believes to be the best interests of Buyer (or such Affiliate), unless such Action constitutes a breach by

Buyer of any of its express obligations to make the Milestone Payment under this Section 2.5.  For the avoidance of doubt, any obligations assumed by Buyer relating to or arising out of the License Agreement shall have no effect on the foregoing provisions of this Section 2.5, and nothing herein, expressed or implied, shall give or be construed to give the Seller or any of its Affiliates any rights as a third party beneficiary of the License Agreement after the Closing.

Section 2.6.                                 Third Party Consents.  If the assignment or transfer of any asset included in the Purchased Assets or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, claim, right or benefit, or, upon assignment or transfer, would in any way adversely affect the rights of Seller or, upon transfer, Buyer (each, a “Non-Assignable Right”), then Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent after the execution of this Agreement until such consent is obtained.  If any such consent cannot be obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Related Document, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the applicable Non-Assignable Right, and Seller shall use its commercially reasonable efforts, at Seller’s sole cost and expense, to obtain such consent as soon as possible after the Closing; and (b) Seller shall use its commercially reasonable efforts, at its sole cost and expense, to obtain for Buyer substantially all of the practical benefit and burden of such Non-Assignable Right, including by (i) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Buyer and Seller and (ii) subject to the consent and control of Buyer, enforcement, at the cost and for the account of Buyer, of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Notwithstanding the foregoing, (x) Seller shall not be required to pay any amount to any such Third Party in connection with its obligations under this Section 2.6 and (y) the Lilly Consent shall be delivered at the Closing pursuant to Section 2.4(b)(ii).

Section 2.7.                                                         Escrow Amount.

(a)                                 In accordance with Section 2.1(b)(i), at the Closing, Buyer shall deposit with JPMorgan Chase Bank, N.A., a national banking association with offices located in the State of New York (the “Escrow Agent”), an amount equal to the Escrow Amount, such amount plus all accumulated earnings thereon (such amounts, if any, “Escrow Consideration”) to constitute an escrow fund (the “Escrow Fund”) to be governed in accordance with the terms of this Agreement and the Escrow Agreement.  To the extent available, the Escrow Fund shall be used to satisfy any indemnification amounts owed by Seller pursuant to Article VI.

(b)                                 Upon the date that is 12 months from the Closing (the “Escrow Termination Date”), the Escrow Agent shall, in accordance with the Escrow Agreement, release the remaining amount in the Escrow Fund at such time, less the Outstanding Claim Reserve at such time, to Seller. If at any time after the Escrow Termination Date the Outstanding Claim Reserve, as determined by a court or by mutual agreement of Buyer and Seller, is less than the Escrow Fund at such time, then an amount equal to such difference shall be released to Seller.

(c)           For purposes of this Section 2.7, “Outstanding Claim Reserve” as of any date means the sum of all amounts in good faith claimed by Buyer as of such date to be then owed to the Buyer Indemnified Parties in respect of indemnity claims made by the Buyer Indemnified Parties as of such date in accordance with Article VI.

(d)           All funds so released from the Escrow Fund shall include any Escrow Consideration earned thereon.  The amount of any funds released from the Escrow Fund pursuant to Section 2.7(b) shall, for the avoidance of doubt, be deemed a part of the Purchase Price to the extent permitted by applicable Law.  The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.  Upon the final release of all of the Escrow Fund, the Escrow Agreement shall terminate.

Section 2.8.           Purchase Price Allocation.

(a)           The allocation of the Purchase Price among the Purchased Assets and Seller’s obligations under Section 5.1(b) in accordance with Section 1060 of the Code shall be as set forth on Schedule 2.8(a) (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be appropriately adjusted, based on good faith consultation between Buyer and Seller, in the event of an adjustment to the Purchase Price, including pursuant to Section 2.5 or Article VI.

(b)           Seller and Buyer agree to act in accordance with the Purchase Price Allocation, as adjusted in accordance with Section 2.8(a) if applicable, in any Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Law, unless there has been a final “determination,” as defined in Section 1313(a) of the Code, pursuant to which the allocation is modified.  Buyer and Seller shall cooperate in the preparation of such Tax Returns and file such forms as required by applicable Law.  Neither Buyer nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other Party, except as required by applicable Law.  In the event that the Purchase Price Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the Schedules to the Disclosure Letter attached hereto (to the extent any such Schedule to the Disclosure Letter is numbered to correspond to a representation or warranty, such Schedule to the Disclosure Letter includes a cross-reference to a Schedule to the Disclosure Letter corresponding to another representation or warranty or the applicability of disclosure on a Schedule to the Disclosure Letter to another representation or warranty is reasonably apparent based on the face of such disclosure), and except as set forth with reasonable specificity in Seller’s Form 10-K for the year ended December 31, 2016 or Form 10-Q for the quarterly period ended March 31, 2017, filed by Seller with the Securities and Exchange Commission and publicly available prior to the date of this Agreement, provided that in no event shall any risk factor disclosure, “forward-looking statements” disclosure or other similar general cautionary statements be deemed to be an exception to or disclosure for purposes of any representations and warranties contained in this Article III, Seller represents and warrants to Buyer as set forth in this Article III.

Section 3.1.           Organization, Standing and Power.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to Seller or the Purchased Assets, taken as a whole.  Seller is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to have a Material Adverse Effect.  Seller has made available to Buyer, prior to the execution of this Agreement, complete and accurate copies of Seller’s certificate of incorporation (“Seller’s Charter”) and its bylaws (“Seller’s Bylaws”), in each case as amended to the date hereof.  Seller is not in violation of any of the provisions of Seller’s Charter or Seller’s Bylaws.  Seller does not have any Subsidiaries or Affiliates.

Section 3.2.           Authority; Noncontravention.  (a)  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the Related Documents by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions.  Each of this Agreement and the Related Documents has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.  The Board of Directors of Seller, at a meeting duly called and held at which all directors of Seller were present, duly and unanimously adopted resolutions (a) approving and declaring advisable this Agreement, the Escrow Agreement, the other Related Documents, the Acquisition and the other Contemplated Transactions and (b) declaring that it is in the best interests of the stockholders of Seller that Seller enter into this Agreement and the Related Documents and consummate the Contemplated Transactions on the terms and subject to the conditions set forth in this Agreement or such Related Documents, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  No stockholder or other equity holder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement or any Related Document.

(b)           The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon the Purchased Assets under, (i) Seller’s Charter or Seller’s Bylaws, (ii) any Contract to which Seller is a party or to which any of the Purchased Assets are subject or (iii) any (A) statute, ordinance, rule,  regulation or other Law applicable to Seller or the Purchased Assets or (B) Order applicable to Seller or the Purchased Assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to the Purchased Assets, taken as a whole, or that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Seller of the Contemplated Transactions.

(c)           Except for the Lilly Consent, no consent, approval or authorization is required with respect to the License Agreement in connection with the assignment of the License Agreement to Buyer.

(d)           No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or any Related Document by Seller, the transfer of the Purchased Assets to Buyer or the consummation of the Contemplated Transactions.

Section 3.3.           Absence of Certain Changes or Events.  Since February 18, 2015  (a) no event has occurred which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (b) there has been no material loss, destruction or damage (in each case, whether or not insured) affecting the Purchased Assets.

Section 3.4.           Good Title; Sufficiency of Assets.

(a)           Except for the Seller Intellectual Property (which is addressed in Section 3.5), (i) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the complete and unrestricted power and unqualified right to sell, assign, transfer and deliver to Buyer, as applicable, the Purchased Assets, (ii) there are no adverse claims of ownership to the Purchased Assets and Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets, and (iii) at the Closing, Buyer will acquire from Seller good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b)           Except for the Excluded Assets specifically described in Section 2.2(b)(i), (v) and (vii), the Purchased Assets constitute (i) all of the interests, assets and rights of Seller or any of its Affiliates acquired, conceived, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Compound Program and (ii) all of the interests, assets and rights of Seller or any of its Affiliates used, held for use or intended to be used in connection with the Compound.

Section 3.5.           Intellectual Property.

(a)           Subject to Sections 3.5(b) and 3.5(f), Seller exclusively owns, or validly Controls, all Seller Intellectual Property (including all Intellectual Property Rights set forth on Schedule 2.2(a)(iii)), in each case free and clear of all Liens (other than Permitted Liens).  Each such Intellectual Property Right will, immediately subsequent to the Closing, be transferred to, and Controlled by, Buyer on substantially the same terms with which Seller, immediately prior to the Closing, Controlled such Intellectual Property Right. For the avoidance of doubt, this Section 3.5(a) does not constitute a representation or warranty of Seller relating to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(b)           To Seller’s Knowledge, Seller has not infringed, misappropriated or otherwise violated and is not infringing, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, Exploitation or sale by Seller of the Compound) the rights of any other Person with regard to Seller’s possession or use of any Seller Intellectual Property for the Compound Program as presently conducted.  To Seller’s Knowledge, no other Person or Persons has infringed, misappropriated or otherwise violated or is or are infringing, misappropriating or otherwise violating the Seller Intellectual Property.

(c)           No claims against Seller are pending or, to Seller’s Knowledge, threatened with regard to (i) the Control or use of any Seller Intellectual Property; (ii) any actual or potential infringement, misappropriation or unauthorized use of Seller Intellectual Property; (iii) any actual or potential infringement, misappropriation or unauthorized use of any Third Party’s Intellectual Property Rights with respect to any Seller Intellectual Property or the Compound Program; or (iv) the validity or enforceability of any Seller Intellectual Property.  Seller has the right to bring actions for infringement, including all rights to recover damages for past infringement (to the extent permitted by applicable Law), of all Seller Intellectual Property, subject, in the case of licensed Seller Intellectual Property, to the terms of the License Agreement.

(d)           Schedule 2.2(a)(iii) sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor (if any), domain name registrations (if any), copyright registrations (if any) and all invention disclosures, that, in each case, are Controlled by Seller and related to the Compound Program or the Compound. The patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller are (and such applications that are otherwise Controlled by Seller are, to Seller’s Knowledge) pending and have not been abandoned and have been and continue to be timely prosecuted.  All patents, registered trademarks and applications therefor owned by Seller that are related to the Compound Program or the Compound have been (and all such patents, registered trademarks and applications otherwise Controlled by Seller have been, to Seller’s Knowledge) duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedule 2.2(a)(iii) , all related necessary affidavits of continuing use have been (or, with respect to licenses, to Seller’s Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Seller’s Knowledge have been) timely paid to continue all such rights in effect.  None of the patents listed in Schedule 2.2(a)(iii) that are owned by Seller has (and no such patents that are otherwise

Controlled by Seller have, to Seller’s Knowledge) expired, been disclaimed, in whole or in part, been declared invalid, in whole or in part, or held to be unenforceable by any Governmental Authority.  None of the trademarks or trademark applications listed in Schedule 2.2(a)(iii) that are owned by Seller are (and no such trademarks or trademark applications that are otherwise Controlled by Seller are, to Seller’s Knowledge) involved in or the subject of any ongoing oppositions, cancellations or other proceedings.  None of the patents or patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller are (and no such patents or patent applications that are otherwise Controlled by Seller are, to Seller’s Knowledge) involved in or the subject of any material ongoing interferences, oppositions, reissues, reexaminations or other proceedings, including ex parte (other than ex parte proceedings in connection with such patent applications) and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency.  Each of the patents and patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller properly identifies (and, to Seller’s Knowledge, such patents and applications otherwise Controlled by Seller properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending.  Each inventor named on the patents and patent applications listed in Schedule 2.2(a)(iii) that are owned by Seller has executed (and, to Seller’s Knowledge, such inventors named on such patents and applications that are otherwise Controlled by Seller and material to the Compound Program or the Compound have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to Seller, or in the case of licensed Patents, to the appropriate owners.  To Seller’s Knowledge, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to Seller under such agreement with Seller.

(e)           No current or former director, officer, employee, contractor or consultant of Seller owns any rights in or to any Seller Intellectual Property.  All current and former directors, officers, employees, contractors and consultants of Seller who contributed to the discovery, creation or development of any Seller Intellectual Property did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Seller Intellectual Property arising therefrom became the exclusive property of Seller or (ii) pursuant to a written agreement, assigned all of his or her rights in Seller Intellectual Property to Seller. No current or former directors, officers, employees, contractors or consultants of Seller has made or, to Sellers’ Knowledge, threatened to make any claim or challenge against Seller or any of its Affiliates in connection with their contribution to the discovery, creation or development of any Seller Intellectual Property.

(f)            Schedule 3.5(f) sets forth a complete and accurate list as of the date hereof of all options, rights, licenses or interests of any kind relating to any Seller Intellectual Property (i) granted to Seller by any other Person (other than software licenses for commercially available off the shelf software and except pursuant to employee proprietary inventions agreements (or similar employee agreements)), or (ii) granted by Seller to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments).  All material obligations for payment of monies currently due and payable by Seller and other material obligations in connection with such options, rights, licenses or interests have been satisfied in a timely manner.

(g)           Seller has used reasonable efforts to make all filings with Governmental Authorities and obtain all grants and registrations as may be reasonably necessary or appropriate to preserve and protect the Seller Intellectual Property.

(h)           Seller has used reasonable efforts and taken commercially reasonable steps designed to maintain in confidence its Trade Secrets and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with the Compound Program or related to the Compound, including through the development of a policy for the protection of intellectual property and periodic training for all employees of Seller on the implementation of such policy; requiring all employees of Seller to execute confidentiality agreements with respect to intellectual property developed for or obtained from Seller; and entering into licenses and Contracts that generally require licensees, contractors and other Third Parties with access to the Trade Secrets or other confidential information to keep such Trade Secrets or other confidential information confidential.

(i)            The execution and delivery of this Agreement and the Related Documents by Seller do not, and the consummation of the Contemplated Transactions and compliance by Seller with the provisions of this Agreement and any Related Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon or the transfer of, any Seller Intellectual Property that is material to the Compound Program or the Compound.

(j)            Other than the Compound Program, Seller has no program with respect to, or active plan to research, develop or commercialize by itself or with a Third Party, any small molecule compound that targets kappa opioid receptors as its primary mechanism of action.

Section 3.6.           Assumed Contracts.

(a)           After giving effect to the termination of the Excluded Contracts pursuant to Section 5.5, there are no Contracts, other than the Assumed Contracts, (i) to which Seller is a party or by which Seller is bound, in either case, that (A) were entered into in connection with the Compound Program or (B) are related to the Compound Program or the Compound or (ii) to which any of the Purchased Assets are subject.

(b)           The Assumed Contracts are legal, valid and binding agreements of Seller and are in full force and effect and are enforceable against Seller and, to Seller’s Knowledge, each other party thereto, in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Seller has performed all material obligations required to be performed by it to date under the Assumed Contracts, and Seller is not and will not be (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to any Assumed Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Seller has not received any written notice of intention to terminate any Assumed Contract or of any claim of breach with respect to the performance of Seller’s obligations under any Assumed Contract.

Section 3.7.           Compliance with Law.  The business and operations of Seller as such business and operations relate to the Purchased Assets and the Compound Program (i) have been since February 18, 2015 and are conducted in all respects in compliance with all applicable Laws, except for failures to be in compliance that individually or in the aggregate have not been and would not reasonably be expected to be material and adverse to the Purchased Assets, taken as a whole, and (ii) have had since February 18, 2015 and have all material Permits, except where the failure to have such Permits individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to the Purchased Assets, taken as a whole.  Each such Permit is valid and in full force and effect.  There has occurred no material default by Seller under, or material violation by Seller of, any such Permit.  Seller has not received any written notice from any Governmental Authority or other Person to the effect that Seller is not, or may not be, in compliance with any material Law with respect to the Purchased Assets or the Compound Program.

Section 3.8.           Litigation.  There is no Action pending or, to Seller’s Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending or, to Seller’s Knowledge, threatened, that affects or, if successful, would reasonably be expected to be materially adverse to the Purchased Assets or that, if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions.  There is no outstanding Order of any Governmental Authority against Seller arising out of or relating to the Purchased Assets or that would reasonably be expected to be materially adverse to the Purchased Assets or that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Seller of the Contemplated Transactions.

Section 3.9.           Taxes.

(a)           Seller has timely paid all Taxes required to be paid by it, the non-payment of which would result in a Lien (other than Permitted Liens) on any Purchased Asset, would otherwise adversely affect the Purchased Assets or would result in Buyer becoming liable or responsible therefor.

(b)           Seller has established, in accordance with GAAP as applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes that arise from or with respect to the Purchased Assets and are incurred or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Purchased Assets, or would result in Buyer becoming liable therefor.

Section 3.10.         Regulatory Matters.

(a)           Schedule 3.10(a) sets forth a true and complete list of (i) all Regulatory Authorizations held by Seller or under which Seller conducts business, or that have been submitted by or on behalf of Seller, in each case, relating to the Compound Program or the Compound, and (ii) all applications or notifications or submissions for Regulatory Authorizations pending in relation thereto.  Seller possesses all material Regulatory Authorizations that are required for or relate to the Compound Program or the Compound. Seller is the sole and exclusive owner of the Regulatory Authorizations and none of the Regulatory Authorizations has been sold, conveyed, delivered, transferred or assigned to another party.  Each such Regulatory Authorization (A) has, to Seller’s Knowledge, been validly issued or acknowledged by the appropriate Regulatory Authority and is in full force and effect and (B) is transferable to Buyer.  To Seller’s Knowledge, there are no facts, circumstances or conditions that would prevent the transfer of any Regulatory Authorization to Buyer on or after the Closing Date.

(b)           Except as set forth on Schedule 3.10(b), all pre-clinical and clinical studies, trials and investigations conducted or sponsored in relation to the Compound Program are being, and at all times have been, conducted in compliance in all material respects with all applicable clinical protocols, informed consents and applicable Laws administered or issued by applicable Regulatory Authorities, including (to the extent applicable) (i) the U.S. Food and Drug Administration (“FDA”) or other health authority standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations and associated regulatory guidance, (ii) investigational new drug requirements and associated regulatory guidance, (iii) FDA or other health authority standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations and associated regulatory guidance, (iv) federal and state laws or other regulatory authority standards for restricting the use and disclosure of individually identifiable health information, (v) the International Council for Harmonisation Guideline on Good Clinical Practice (ICH Topic E6) and associated regulatory guidance and (vi) communications or notices from Regulatory Authorities regarding the conduct of such studies, trials and investigations. Except as set forth on Schedule 3.10(b), there have been no drug-related adverse event or events in patients in a clinical trial conducted or sponsored in relation to the Compound Program, the effect of which would reasonably be expected to (x) prevent Buyer from obtaining approval from a Regulatory Authority to market a Product in the United States or (y) delay such approval to such an extent that the delay (taking into account the expected length of such delay and the basis or reasons therefor) would materially impair the aggregate financial value to be derived by Buyer from a Product. All clinical trial adverse events in patients in a clinical trial conducted or sponsored in relation to the Compound Program within the knowledge of Seller have been disclosed to Buyer and all associated correspondence, including actual or potential claims for recompense, have been made available to Buyer.

(c)           No Regulatory Authority has commenced, or, to Seller’s Knowledge, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing pre-clinical or clinical studies, trials, investigational new drug application or investigations conducted or proposed to be conducted in connection with the Compound Program.

(d)           Seller has not directly or indirectly received any written communication (including any warning letter, untitled letter, Form 483 or similar notice) from any Regulatory

Authority, and to Seller’s Knowledge there are no material Actions related to the Compound Program pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case (i) relating to, arising under or alleging that Seller or any of its officers, employees or agents is not currently in compliance with, any Law administered or issued by any Regulatory Authority or (ii) regarding any debarment action or investigation in respect of Seller or any of its officers, employees or agents undertaken pursuant to 21 U.S.C. Sections 335(a), (b) and (c), or any similar regulation of a Regulatory Authority. There are no pending voluntary or involuntary destruction orders, seizures or other regulatory enforcement actions related to the Compound Program and, to Seller’s Knowledge, no Data relating to the Compound that has been made public is the subject of any regulatory or other Action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such Data.

(e)           Since February 18, 2015, neither Seller nor, to Seller’s Knowledge, any officer, employee, agent or distributor of Seller, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy.  Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which debarment is mandated by or authorized by 21 U.S.C. Sections 335(a), (b) and (c) or any similar Laws.  Neither Seller nor, to Seller’s Knowledge, any officer, employee or agent of Seller has been convicted of any crime or engaged in any conduct for which such Person would be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Laws.

(f)            Seller is, and, since February 18, 2015, has been, in compliance with:  (i) laws, regulations and guidance pertaining to state and federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Statutes; (ii) laws, regulations and guidance pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations); and (iii) state laws and federal laws and regulations relating to providing and reporting of payments to health care professionals or health care entities.

(g)           Seller is not a “covered entity” or a “business associate” pursuant to the Health Insurance Portability and Accountability Act of 1996 (as those terms are defined in 45 C.F.R. §160.103), and has complied in all material respects with all other applicable Laws relating to the privacy and security of individually identifiable information, including the Federal Trade Commission Act, the Children’s Online Privacy Protection Act (COPPA), and similar applicable Laws in any foreign jurisdiction in which Seller does business.

Section 3.11.         Compound Inventory.  Schedule 2.2(a)(v) sets forth the Compound Inventory as of the second Business Day prior to the date hereof.  As of the date hereof, the Compound Inventory is (a) free from any material defect or deficiency, (b) is in good and usable condition for its intended purpose in the ordinary course of business and (c) meets or exceeds in all material respects all of the applicable requirements and specifications.

Section 3.12.         Relationships with Suppliers.  Since February 18, 2015, no supplier of the Compound that is material to the Exploitation of the Compound has canceled or otherwise terminated, or provided written notice to Seller of its intent, or, to Seller’s Knowledge, threatened, to terminate its relationship with Seller with respect to the Compound, or, since February 18, 2015, decreased or limited by more than five percent (5%), or provided written notice to Seller of its intent, or, to Seller’s Knowledge, threatened, to so decrease or limit its sales of the Compound to Seller.

Section 3.13.         Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Buyer could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 3.14.         Insurance.  Seller maintains such policies of insurance relating to the Purchased Assets and the Compound Program as are reasonably sufficient for compliance by Seller with (i) all requirements of applicable Laws and (ii) all Assumed Contracts, and Seller has complied in all material respects with the provisions of each such policy under which it is an insured party. Seller has not been refused any insurance with respect to any Purchased Asset or the Compound Program, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. To Seller’s Knowledge, there are no existing claims under any insurance policy relating to the Purchased Assets or the Compound Program. No notice of cancellation or termination has been received with respect to any insurance policy relating to the Purchased Assets or the Compound Program.

Section 3.15.         Adequate Consideration; Solvency.  The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable value for the Purchased Assets.  Seller is (a) able to pay its debts as they become due and (b) solvent and will be solvent immediately following the Closing.  As of the date of this Agreement, Seller is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient.  As of the date of this Agreement, Seller does not intend to incur, or believe that it will incur, Liabilities that would be beyond its ability to pay as such Liabilities matured.  Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.16.         Related Party Transactions.  Schedule 3.16 describes any transaction between Seller, on the one hand, and any current or former partner, director, officer, employee, manager, member or stockholder (who holds at least five percent (5%) of Seller’s outstanding capital stock) of Seller, on the other hand, in each case, related to the Purchased Assets or the Compound Program.  No current or former partner, director, officer, employee, manager, member or stockholder (who holds at least five percent (5%) of Seller’s outstanding capital stock) of Seller has any ownership interest in the Purchased Assets, or, to Seller’s Knowledge, any Person that is a supplier of the Compound (directly or indirectly) or actively engaged in the business of Exploiting a Competing Product (in each case, other than equity positions in companies that such Person does not Control).

Section 3.17.         Anticorruption Matters.

(a)           Neither Seller, any of its Affiliates, any of their respective directors, officers, managers or employees or, to Seller’s Knowledge, any of their other respective Representatives, in any way relating to the Purchased Assets or the Compound Program: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official”, as defined in this Section 3.17, for purposes of (A) influencing any act or decision of any Public Official in his official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, Governmental Authority, or commercial enterprise owned or controlled by any Governmental Authority (including state-owned or controlled veterinary or medical facilities), in order to assist the Seller or any of its Affiliates, related in any way to the Purchased Assets or the Compound Program, in obtaining or retaining business.

(b)           None of the Seller’s officers, directors, employees or agents acting on behalf of Seller are themselves Public Officials.

(c)           For purposes of this Section 3.17, “Public Official” means: (i) any officer, employee or representative of any regional, Federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or Governmental Authority, enterprise, or organization identified above; and (v) any official of a political party or candidate for political office.

(d)           There are no pending proceedings against Seller, its Affiliates, any of their respective directors, officers, managers or employees or, to Seller’s Knowledge, any of their other respective Representatives, with respect to the violation of any applicable anticorruption Law, including the FCPA, relating to the Purchased Assets or the Compound Program.

(e)           Seller and its Affiliates have been subject to an anticorruption compliance policy with respect to the Purchased Assets and the Compound Program reasonably appropriate to ensure compliance with applicable anticorruption Laws, including the FCPA.

Section 3.18.         No Other Representations and Warranties.  (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, NONE OF SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO SELLER, THE PURCHASED ASSETS, THE COMPOUND PROGRAM OR THE CONTEMPLATED TRANSACTIONS; AND (B) NONE OF SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL,

STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS, OTHER THAN IN THE CASE OF CLAUSE (B), TO THE EXTENT ANY SUCH INFORMATION, DATA OR MATERIAL IS ITSELF THE SUBJECT OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE III; PROVIDED THAT, EXCEPT FOR FORWARD LOOKING STATEMENTS REGARDING THE FUTURE PROSPECTS OF THE PURCHASED ASSETS OR THE COMPOUND PROGRAM (INCLUDING FINANCIAL PROJECTIONS OR BUDGETS OR ANY SUCH STATEMENTS RELATING TO RESEARCH OR DEVELOPMENT PLANS), NOTHING IN THIS AGREEMENT SHALL PREVENT BUYER FROM ASSERTING OR RECOVERING FOR A CLAIM AGAINST SELLER FOR INTENTIONAL FRAUD.  SELLER ACKNOWLEDGES AND AGREES THAT NONE OF BUYER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO BUYER EXCEPT AS SET FORTH IN ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth in this Article IV.

Section 4.1.           Organization, Standing and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority, individually or in the aggregate, has not been and would not reasonably be expected to be material and adverse to Buyer, taken as a whole.  Buyer is duly qualified or licensed to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate has not been and would not reasonably be expected to be material and adverse to Buyer.

Section 4.2.           Authority; Noncontravention.  (a)  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the Related Documents by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Documents or to consummate the Contemplated Transactions.  Each of this Agreement and the Related Documents has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

(b)           The execution and delivery of this Agreement and the Related Documents by Buyer do not, and the consummation of the Contemplated Transactions and compliance by Buyer with the provisions of this Agreement and the Related Documents will not, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (i) the certificate of incorporation or bylaws of Buyer, (ii) any Contract to which Buyer is a party or any of its respective properties or other assets is subject or (iii) any (A) statute, ordinance, rule, regulation or other Law applicable to Buyer or its properties or other assets or (B) Order applicable to Buyer or its properties or other assets, except in the cases of clauses (ii) and (iii), where the conflict, violation, breach, default, termination, cancellation, acceleration or creation of a Lien, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer of the Contemplated Transactions (including the payments required to be made pursuant to Article II).

(c)           No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Related Document by Buyer or the consummation by Buyer of the Contemplated Transactions.

Section 4.3.           Capital Resources.  Buyer has immediately available funds sufficient to consummate the Contemplated Transactions on the terms contemplated by this Agreement including the payment of all fees and expenses payable by Buyer in connection with the Contemplated Transactions. If the Milestone Payment becomes payable pursuant to Section 2.5, Buyer will have immediately available funds sufficient to make such payment when due.

Section 4.4.           Litigation.  There is no Action pending or, to the actual knowledge of Buyer’s officers, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending or, to the actual knowledge of Buyer’s officers, threatened, that if successful, would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions.  There is no outstanding Order of any Governmental Authority against Buyer that would reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the Contemplated Transactions.

Section 4.5.           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Seller could become responsible in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.6.           Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Purchased Assets and the Compound Program and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and represents that in making its decision to enter into this Agreement and consummate the Contemplated Transactions, Buyer has relied solely on its own investigation and the express representations and warranties of Seller set forth in Article III (including the Schedules to the Disclosure Letter) and Buyer is not relying on any representation or warranty, written or oral, statutory, express or implied, at common law or otherwise, with respect to Seller, the Purchased Assets, the Compound Program or the Contemplated Transactions not expressly set forth in Article III (including any information, data or other materials (written or oral) heretofore furnished to Buyer and its Representatives by or on behalf of Seller and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Contemplated Transactions, other than to the extent any such information, data or material is itself the subject of a representation or warranty contained in Article III); provided that, except for forward looking statements regarding the future prospects of the Purchased Assets or the Compound Program (including financial projections or budgets or any such statements relating to research or development plans), nothing in this Agreement shall prevent Buyer from asserting or recovering for a claim against Seller for intentional fraud.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.           Confidentiality; Non-Competition.

(a)           Confidentiality.

(i)           Each of Buyer and Seller acknowledges that the information provided to them in connection with this Agreement and the consummation of the Contemplated Transactions is subject to the terms of the Confidentiality Agreement.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information included in or related to the Compound Program or the Purchased Assets.

(ii)          Seller recognizes that it possesses information of a confidential or secret nature in both written and unwritten form, which has unique commercial value as related to the Compound Program or the Purchased Assets (and which is existing as of the Closing Date) (hereinafter referred to as “Confidential Information”).  For purposes of this Agreement, the foregoing “Confidential Information” (A) shall include each of the following, to the extent constituting a Purchased Asset:  (1) any pre-clinical, clinical and pharmaceutical development data for the Compound; (2) Trade Secrets, processes, computer programs, methods, data, know-how, prototypes, improvements, inventions, techniques, product plans, strategies and forecasts, including any development plans for the use of the Compound; (3) forms, contracts or promotional materials created for or used in relation to the Purchased Assets; (4) any correspondence, memoranda, files, software, databases, electronic or other media of any kind which may be in Seller’s possession or under Seller’s Control or to which Seller may have had access, and which contain Confidential Information; and (5) any information, knowledge and data contained or included in or related to the Compound Program or the Purchased Assets and (B) shall not include any information which (1) is or becomes generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller or any of its Representatives in violation of this Section 5.1 or any other obligation of confidentiality owed to Buyer or any of its Affiliates), (2) is independently developed by Seller after the Closing without reference to the Confidential Information or any Purchased Assets or (3) any information used in the ownership and operation of the Excluded Assets to the extent not relating to the Purchased Assets.  Information that is not novel or copyrighted may nonetheless be Confidential Information.

(iii)         Seller agrees that, following the Closing, all Confidential Information shall be the sole property of Buyer and its assigns.

(iv)        Seller will, and will cause its Affiliates and Representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, nor permit others to use or disclose it in any way, without the prior written consent of Buyer. Seller further agrees to inform Buyer immediately in writing in the event of any breach of this obligation of confidentiality that becomes known to Seller.

(v)         Notwithstanding anything contained in this Agreement to the contrary, Seller is permitted to disclose the Confidential Information pursuant to a court order or other requirement of a judicial, administrative or governmental proceeding, or otherwise to the extent required for Seller to comply with applicable Law, provided that, in each instance, Seller (A) notifies Buyer of the court order or other requirement promptly after Seller becomes aware of the court order or other requirement (unless such notification would be unlawful); (B) cooperates with Buyer in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed (in each case at the expense of Buyer); and (C) limits the disclosure to what is requested by the court order or other requirement.

(b)           Non-Competition. Seller agrees that for a period of five years commencing upon the Closing Date (the “Restricted Period”), none of Seller or any direct or indirect subsidiary thereof (now existing or hereafter incorporated, formed or otherwise organized) shall, alone or in conjunction with any Third Party, directly or indirectly, conduct human clinical studies with respect to, or manufacture or commercialize, any product containing or comprising a selective Kappa Opioid Receptor Antagonist in any geographic area (such product, a “Competing Product”).  In the event that Seller is acquired by or merges with a Third Party that is engaged in human clinical studies with respect to, or the manufacture or commercialization of, a Competing Product, then Seller shall not be deemed to be in breach of this Section 5.1(b) with respect to any such Competing Product, and the terms of this Section 5.1(b) will not apply in any way to limit or restrict such Third Party or its Affiliates (other than Seller and its direct and indirect subsidiaries) with respect to the conduct of human clinical studies with respect to, or the development, use, manufacture, marketing, sale, promotion or commercialization of, any such Competing Product.

(c)           Acknowledgments, Interpretation and Validity.

(i)                 Seller agrees and acknowledges that the covenants in this Section 5.1 are reasonable and valid in all respects (including with respect to the subject matter, Restricted Period, and geographical area) and are necessary to protect the interests of Buyer in the Compound, the other Purchased Assets and the Confidential Information, and such covenants represent only a limited restraint.  Further, Seller acknowledges that, without the restrictions contained in this Section 5.1, the benefits of the Contemplated Transactions could be devalued, lost or circumvented, particularly in light of the nature and ongoing development of the Compound, and that Buyer would not have entered into this Agreement without the restrictions contained in this Section 5.1.

(ii)                Seller acknowledges and agrees that the provisions of this Section 5.1 are necessary and reasonable to protect Buyer in the conduct of its business and are a material inducement to Buyer’s execution and delivery of this Agreement and its willingness to enter into the Contemplated Transactions.

(iii)               It is the desire and intent of the Parties that this Section 5.1 will be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought.  If any restriction set forth in this Section 5.1 is found by any court of competent jurisdiction to be unenforceable for any reason (e.g., because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area), this Section 5.1 shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  The agreements contained in this Section 5.1 shall each constitute a separate agreement independently supported by good and adequate consideration.  For the avoidance of doubt, the Parties hereby acknowledge that Seller will benefit substantially from the consummation of the Contemplated Transactions and that the consideration that Seller will receive upon such consummation is adequate to support Seller’s agreement to be bound by the covenants set forth herein.

(d)           Remedies.  In accordance with Section 7.8(c), Buyer will be entitled to injunctive or other equitable relief to enforce the provisions hereof, in addition to such other remedies to which Buyer may be entitled, including the recovery of money damages.

(e)           Extensions of Limitations.  If Seller or any of its subsidiaries violate any term or provision of this Section 5.1, the duration set forth in this Section 5.1 shall automatically be extended as against Seller and its subsidiaries for a period equal to the periods during which Seller or such subsidiary shall have been in violation of this Section 5.1.

Section 5.2.           Certain Tax Matters.

(a)           Transfer Taxes.  All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement, the Related Documents or the Contemplated Transactions (collectively, “Transfer Taxes”) shall be the borne equally between Seller and Buyer.

(b)           Allocation of Taxes.  All ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)           Reimbursement.  Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.  The paying Party (if not specified as the responsible Party therefor) shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.2(a) or Section 5.2(b), as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.2(a) or Section 5.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement (including, if Buyer is the non-paying Party and Buyer so elects, by distribution of funds from the Escrow Fund and, if so elected, Buyer and Seller shall provide joint instructions to the Escrow Agent on a timely basis so that distributions can be made by the Escrow Agent within the time period required by this Section 5.2(c)). For the avoidance of doubt, reimbursement for Transfer Taxes or Apportioned Obligations shall be governed first by this Section 5.2(c) and, if unsatisfied, then pursuant to Article VI.

(d)           Tax Withholding.  The Parties agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by applicable Law.  In the event Buyer determines that it is required under applicable Law to withhold and pay any Tax to any Taxing Authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant Taxing Authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding.  Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any Taxing Authority pursuant to the immediately preceding sentence.  In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller.  The Parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes.  To the extent that any amounts are so deducted or withheld by Buyer from any payment hereunder to Seller, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

(e)           Cooperation and Exchange of Information.  Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, Action or determination and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

(f)            Tax Treatment of Payments. Except to the extent otherwise required by Law, Seller and Buyer shall treat any payment under Section 2.5 and Article VI as an adjustment to the Purchase Price for Tax purposes.

Section 5.3.           Public Announcements.  Neither Buyer nor Seller, nor any Affiliate of either Party, shall issue any press release or otherwise make any public statement with respect to the provisions of this Agreement or the Contemplated Transactions without the prior written consent of the other Party.  Notwithstanding anything to the contrary in this Agreement or any Related Document, either Party may issue a press release or make a public statement with respect to the Contemplated Transactions without the consent of the other Party as may be required by Law or the rules and regulations of any applicable securities exchange or market (it being understood that Seller will make a public announcement and appropriate filings with the Securities and Exchange Commission (including filing this Agreement), and conduct investor calls, with respect to this Agreement and the Contemplated Transactions). If any Party proposes to issue a press release or make a public statement with respect to the Contemplated Transactions pursuant to this Section 5.3, it will provide copies of such press release or public statement to the other Party before such press release or public statement is made to allow the other Party to comment upon and agree on such press release or public statement, unless the provision of such press release or public statement to the other Party before such press release or public statement is made (or any delay in reaching agreement with respect thereto) would be in breach of any Law or the rules and regulations of any applicable securities exchange or market, in which case a copy of such press release or public statement will be provided to the other Party as soon as reasonably practicable or in accordance with such Law, rules or regulations.

Section 5.4.           Regulatory Matters.

(a)           Transfer of Regulatory Authorizations.  At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Authorizations to Buyer free of all Liens, other than Permitted Liens, on the terms and conditions set forth in this Section 5.4.  As soon as practicable following the Closing Date but in any event no later than 20 days after the Closing Date, Seller shall make such notifications or filings with applicable Regulatory Authorities as may be necessary to effect the transfer of each of the Regulatory Authorizations to Buyer.

(b)           Buyer Responsibilities.  Subject to the provisions of Section 5.4(a), after the Closing Date, Buyer (on behalf of Seller to the extent required under Applicable Law), at its cost, shall be solely responsible (subject to Seller’s obligations set forth in clause (c) below) and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority required by Law in respect of the Regulatory Authorizations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Regulatory Authority; (ii) investigating all complaints and reports of adverse drug experiences with respect to the Compound pursuant to such Regulatory Authorizations (whether Exploited before or after transfer of such Regulatory Authorizations); and (iii) fulfilling all other applicable legal and regulatory obligations of a holder of each Regulatory Authorization.

(c)           Complaints.  After the Closing Date, Seller shall notify Buyer within 24 hours (or such shorter period required by Law) if Seller receives a complaint or a report of an adverse drug experience with respect to the Compound. In addition, Seller shall use commercially reasonable efforts to assist Buyer (and Buyer shall reimburse Seller its reasonable expenses incurred in connection therewith) in connection with the investigation of and response to any complaint or adverse drug experience report related to the Compound, to the extent attributable to the period prior to the Closing. All notifications pursuant to this Section 5.4(c) shall be by facsimile or electronic mail at such numbers or addresses agreed upon by the Parties’ respective safety divisions.

(d)           Cooperation.  Seller shall cooperate with Buyer in supplying information or assistance in Buyer’s fulfillment of its obligations under this Section 5.4.

Section 5.5.           Termination of Excluded Contracts.  Seller shall take all actions as are necessary to terminate all Excluded Contracts as promptly as practicable after the Closing. All costs, expenses, liabilities or other obligations arising out of or related to the termination of the Excluded Contracts shall be borne by Seller.

Section 5.6.           Access.

(a)           From and after the Closing Date for a period of 12 months, Seller shall provide Buyer with reasonable access (which shall not unreasonably interfere with the business of Seller), upon reasonable written notice and during normal business hours, to the management and other personnel of Seller for the purpose of (i) discussing all reasonable inquiries regarding the Purchased Assets or the Compound Program and (ii) providing such other assistance as Buyer may reasonably request related to the sale, conveyance, delivery, transfer and assignment of the Purchased Assets, including, to the extent requested by Buyer, the implementation of a technology transfer plan to be reasonably agreed to between the Parties.

(b)           From and after the Closing Date, Buyer shall provide Seller and its Representatives with reasonable access (which shall not unreasonably interfere with the business of Buyer), upon reasonable written notice and during normal business hours, to the Books and Records and the right to make copies and extracts therefrom (subject to Seller’s obligations under Section 5.1), to the extent that such access may be reasonably required by Seller or any of its Representatives (i) to facilitate the investigation, litigation and final disposition of any Third Party Claim the defense or opposition of which Seller has assumed pursuant to Section 6.4  (unless such Third Party Claim is the subject of a dispute between Buyer and Seller or any of their respective Affiliates), or (ii) in connection with the preparation of Seller’s Tax Returns or financial statements.

Section 5.7.           Expenses.  Except as expressly set forth herein, each of Seller and Buyer shall bear its own costs and expenses incurred in connection with this Agreement and the Contemplated Transactions.

Section 5.8.           Wrong Pockets.  Subject to Section 2.6, for a period of up to 18 months after the Closing Date, if either Buyer or Seller becomes aware that any of the Purchased Assets have not been transferred to Buyer or that any of the Excluded Assets have been transferred to Buyer, it shall promptly notify the other and the Parties hereto shall, as soon as reasonably practicable, ensure that such assets are transferred, at Seller’s expense (except that Buyer shall be responsible for the shipping cost of any Compound Inventory) and with any necessary prior Third Party consent or approval, to:

(a)           Buyer, in the case of any Purchased Asset which was not transferred at the Closing; or

(b)           Seller, in the case of any Excluded Asset which was transferred at the Closing.

Section 5.9.           Further Assurances.  Seller shall, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the Contemplated Transactions.

ARTICLE VI

INDEMNIFICATION

Section 6.1.         Indemnification of Buyer.  (a) From and after the Closing, Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each, a “Buyer Indemnified Party”) against and hold each Buyer Indemnified Party harmless from any and all debts, losses, Liabilities, damages, Liens, Taxes, penalties, costs of investigation, other out-of-pocket costs and expenses (whether known or unknown, absolute or contingent, liquidated or unliquidated, direct or indirect, due or to become due, accrued or not accrued, asserted or unasserted or otherwise) (collectively, “Losses”), suffered or incurred by such Buyer Indemnified Party, arising from, relating to or otherwise in connection with:

(i)            any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement or any Related Document (without giving effect to any materiality threshold or qualifier contained therein, including in the definition of Material Adverse Effect, except that this parenthetical shall not apply to Section 3.3(a));

(ii)           any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement or any Related Document;

(iii)          any Excluded Liability or Excluded Asset; or

(iv)          any Transfer Taxes or Apportioned Obligations allocated to Seller pursuant to Section 5.2.

(b)           The Buyer Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity.  The consent of Seller shall not be required in order for Buyer to be indemnified under this Article VI.

(c)           In the case of a Buyer Indemnified Party’s rights to indemnification pursuant to this Section 6.1, for as long as there are funds available in the Escrow Fund to cover the Buyer Indemnified Parties’ indemnifiable Losses, any and all Losses payable by Seller to the Buyer Indemnified Parties with respect to such indemnifiable Losses will be paid in cash first out of the Escrow Fund, and in the event such Losses exceed, or are not paid and satisfied in full from, the Escrow Fund, any amounts not satisfied by the Escrow Fund will be paid directly by Seller to the applicable Buyer Indemnified Parties (subject to the applicable limitations set forth in this Article VI).

Section 6.2.         Indemnification of Seller Indemnified Parties.  (a)  From and after the Closing, Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, equity holders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:

(i)            any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or any Related Document (without giving effect to any materiality threshold or qualifier contained therein);

(ii)           any breach of or failure to perform any covenant or agreement of Buyer contained in this Agreement or any Related Document;

(iii)          any Assumed Liability;

(iv)          any Transfer Taxes or Apportioned Obligations allocated to Buyer pursuant to Section 5.2; or

(v)           any Liabilities arising out of Buyer’s or its Affiliates’ operation of the Purchased Assets after the Closing, excluding, for the avoidance of doubt, any Excluded Liabilities.

(b)     The Seller Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity.  The consent of Buyer shall not be required in order for Seller to be indemnified under this Article VI.

Section 6.3.           Limitations.

(a)           Notwithstanding anything to the contrary contained herein, no Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to be indemnified pursuant to Section 6.1(a)(i) and Section 6.2(a)(i):

(i)                unless and until the aggregate of all Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, would, but for this paragraph (i), be entitled to indemnification hereunder exceeds on a cumulative basis $750,000 (the “Indemnity Threshold”), at which point each Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall be entitled to be indemnified for the aggregate of all Losses in excess of the Indemnity Threshold; and

(ii)               unless the amount of an individual claim for Losses under Section 6.1(a)(i) or Section 6.2(a)(i) (aggregating all claims and Losses arising from substantially the same or similar facts as applicable to each of Section 6.1(a)(i) or Section 6.2(a)(i)), as applicable, exceeds $25,000, and no such claim shall be applied toward the Indemnity Threshold;

provided, however, that the foregoing provisions of this Section 6.3(a) shall not apply with respect to any act of intentional fraud or (i) any breach of or inaccuracy in the representations and warranties set forth in Sections 3.1, 3.2(a), 3.4(a), 3.5(a), 3.9 or 3.13 (the “Specified Representations”) or (ii) any breach of the representations and warranties set forth in Sections 4.1, 4.2(a) or 4.5.

(b)           Other than in the case of any act of intentional fraud (where the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ rights shall not be limited by anything set forth in this Article VI to the contrary), in no event shall the aggregate amount for which Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be indemnified and held harmless under Section 6.1(a)(i) and Section 6.2(a)(i): (i) with respect to breaches or inaccuracies of any of the representations and warranties of (A) Seller other than the Specified Representations or (B) Buyer other than those set forth in Sections 4.1, 4.2(a) or 4.5, in either case, exceed $3,750,000, and (ii) with respect to breaches or inaccuracies of any of (A) the Specified Representations or (B) the representations set forth in Sections 4.1, 4.2(a) or 4.5, in either case, exceed the Purchase Price (the “Cap”).

(c)           The amount of any Losses payable pursuant to this Article VI shall be reduced to reflect any amount actually recovered by the Indemnified Party from a Third Party (less the cost to collect or recover such amount). If the Indemnified Party realizes any such amount after the date on which a payment pursuant to this Article VI has been made to the Indemnified Party, the Indemnified Party shall promptly make payment to the Indemnifying Party equal to such amount; provided that such payment shall not exceed the amount of the payment made to the Indemnified Party pursuant to this Article VI. For the avoidance of doubt, this Section 6.3(c) shall not be construed to apply to any amounts recovered from any self insurance, captive insurance vehicle, or other similar arrangement.

(d)           Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be liable for any special, indirect, punitive, exemplary or consequential damages, except (i) to the extent actually awarded in a Third Party Claim or (ii) in the case of the foregoing damages other than punitive damages, to the extent such damages are reasonably foreseeable.

Section 6.4.         Indemnification Claims.  (a)  In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under Section 6.1 or 6.2 in respect of, arising out of or involving an Action initiated or commenced by or on behalf of a Third Party (a “Third Party Claim”), such Indemnified Party must notify, with respect to a claim for indemnification pursuant to Section 6.1, Seller, or, with respect to a claim for indemnification pursuant to Section 6.2, Buyer (each, an “Indemnifying Party”) in writing of the Third Party Claim (including in such notice a brief description of the applicable claim(s), including damages sought or estimated, to the extent actually known by such Indemnified Party) within 20 Business Days after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 6.1 or 6.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure (it being understood that the failure to have released the applicable portion of the Escrow Amount at the expected release time due to an inability to ascertain the amount of Loss owed to a Buyer Indemnified Party at such time shall not constitute such prejudice).  The Indemnifying Party shall have the right to undertake the defense or opposition to such Third Party Claim (at the Indemnifying Party’s expense) with counsel selected by it and reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within 20 Business Days after it has been notified of the Third Party Claim that it will defend the Indemnified Party against such Third Party Claim and the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim (subject to the Indemnity Threshold and the Cap, to the extent applicable, and the other limitations set forth herein), (ii) the Third Party Claim involves only money damages, does not seek an injunction or other equitable relief against the Indemnified Party and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the amount claimed in such Third Party Claim, taken together with the reasonably estimated costs of defense thereof and the claimed amount with respect to any unresolved claims for indemnification under this Article VI then pending, is (A) if applicable, greater than the remaining portion, if any, of the Indemnity Threshold and (B) if applicable, less than the Cap, (iv) the Indemnified Party has not been advised in writing by outside counsel that a substantive legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, and (v) the Third Party Claim does not allege the infringement of the Intellectual Property Rights of any Person by the Indemnified Party; provided, that, if a Third Party Claim arises out of the License Agreement, Buyer, in its capacity as either the Indemnified Party or the Indemnifying Party, shall have the exclusive right to undertake the defense or opposition to such Third Party Claim.  Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other party; provided, that the Indemnifying Party may settle such Third Party Claim without the prior written consent of the Indemnified Party if (1) the claimant in such Third Party Claim provides to the Indemnified Party an unqualified release of such Indemnified Party from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party, (3) such settlement does not encumber any of the material assets of the Indemnified Party or impose any restriction or condition that would apply to or materially affect such Indemnified Party or the conduct of such Indemnified Party’s businesses and (4) such settlement does not involve any admission of liability or wrongdoing by the Indemnified Party; and provided, further, that the Indemnified Party may settle such Third Party Claim without the prior written consent of the Indemnifying Party if such settlement satisfies the criteria set forth in the foregoing clauses (1) through (4), mutatis mutandis, with respect to the Indemnifying Party, and such Third Party Claim (x) seeks an injunction or other equitable relief or (y) involves money damages which are, taken together with the reasonably estimated costs of defense thereof, greater than the Cap, if applicable (it being understood that any such settlement without the Indemnifying Party’s prior written consent shall not be evidence in determining whether the Indemnifying Party must provide indemnification to, or hold harmless, the Indemnified Party with respect to such Third Party Claim).

(b)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party (including in such notice a brief description of the applicable claim(s), including damages in good faith sought or estimated, to the extent actually known by such Indemnified Party); provided, however, that failure to give such notification shall not affect the indemnification provided under Section 6.1 or 6.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure (it being understood that the failure to have released the applicable portion of the Escrow Amount at the expected release time due to an inability to ascertain the amount of Loss owed to a Buyer Indemnified Party at such time shall not constitute such prejudice).  If the Indemnifying Party does not notify the Indemnified Party within 20 Business Days following its receipt of such notice that the Indemnifying Party disputes the indemnity claimed by the Indemnified Party under Section 6.1 or 6.2 such indemnity claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability to be indemnified under Section 6.1 or 6.2 and the Indemnified Party shall be indemnified for the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, but in all cases subject to the Indemnity Threshold and the Cap, to the extent applicable, and the other limitations set forth herein.

Section 6.5.           Termination of Indemnification.  (a)  The obligations to indemnify and hold harmless an Indemnified Party hereto (i) pursuant to Sections 6.1(a)(i) and 6.2(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 6.5(b) and (ii) pursuant to the other clauses of Sections 6.1(a) and 6.2(a) shall terminate on the expiration of any statute of limitations applicable thereto; provided, however, that as to clause (i) above such obligation to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice of such claim to the Indemnifying Party in accordance with Section 6.4.

(b)           All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except in the case of intentional fraud, (i) the Specified Representations and the representations and warranties set forth in Sections 4.1, 4.2(a) and 4.5 shall terminate on the expiration of the statute of limitations applicable thereto, and (ii) the representations and warranties contained in this Agreement other than the Specified Representations and the representations and warranties set forth in Sections 4.1, 4.2(a) and 4.5 shall terminate on the date that is 15 months after the Closing Date; provided, further, such covenants and agreements of the Parties shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenants and agreements. It is the express intent of the parties that each termination or expiration date contemplated by this Section 6.5(b)(ii) may be shorter than the statute of limitations that may otherwise apply, and by contract, the applicable statute of limitations is hereby reduced.

Section 6.6.           Exclusive Remedies.  Buyer and Seller acknowledge and agree that after the Closing, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of Buyer and Seller for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Seller contained in this Agreement or any Related Document, or otherwise in connection with the Contemplated Transactions (other than (i) claims for equitable relief under Section 7.8 and (ii) claims of, or causes of action arising from, intentional fraud).

ARTICLE VII

GENERAL PROVISIONS

Section 7.1.           Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 7.2.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by transmission-mail (with confirmation of transmission other than by means of an automatically-generated reply) or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Janssen Pharmaceuticals, Inc.
1125 Trenton-Harbourton Road
Titusville, New Jersey 08560
Fax:	(609) 730-6063
Attention: President

and

Johnson & Johnson
Office of the General Counsel
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Fax:	(732) 524-5304
Attention: General Counsel, Pharmaceuticals

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Fax:	(212) 474-3700
E-mail:	RTownsend@cravath.com
DZoubek@cravath.com
Attention:	Robert I. Townsend, III, Esq.
Damien R. Zoubek, Esq.

if to Seller, to:

Cerecor Inc.
400 East Pratt Street, Suite 606
Baltimore, MD 21202
E-mail: MMorris@cerecor.com
Attention: Mariam Morris, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Ave., NW, Suite 700
Washington, DC 20004
Fax:	(202) 842-7899
E-mail: msamuel@cooley.com
Attention: Marc Samuel, Esq.

provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

Section 7.3.           Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.

Section 7.4.           Counterparts.  This Agreement may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.5.           Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Escrow Agreement, the Confidentiality Agreement and the other Related Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Escrow Agreement, the Confidentiality Agreement and the other Related Documents. Except as provided in Article VI, this Agreement is for the sole benefit of the Parties hereto and is not intended to and does not confer upon any Person other than the Parties any legal or equitable rights or remedies.

Section 7.6.           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party, and any assignment without such consent shall be null and void, except that Buyer may assign any or all of its rights and obligations under this Agreement to any of its Affiliates without the consent of Seller. No assignment pursuant to this Section 7.6 will relieve the assigning Party of its responsibility for the performance of any of its obligations hereunder to the extent not performed by the assignee. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 7.7.           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.8.           Enforcement.

(a)           Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the Contemplated Transactions.  Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County.  Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.8.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.  Each Party (i) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.8(b).

(c)           The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York County, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law (subject to Section 6.6) or in equity and as further set forth in this Section 7.8.

Section 7.9.           Severability.  If any term or other provision of this Agreement or any Related Document is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or such Related Document shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such Related Document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.10.         Amendment; Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom enforcement of any such modification, amendment or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by the other Party with any representation, warranty, covenant, agreement or obligation contained herein. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SELLER:

CERECOR INC.

By:
Name:
Title:

BUYER:

JANSSEN PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]